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                                                                   EXHIBIT 99(c)








                   COMMERCIAL NATIONAL FINANCIAL CORPORATION



                             101 N. Pine River St.
                               Ithaca, MI  48847

                              Phone (517) 875-4144











                      Automatic Dividend Reinvestment Plan
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                               HOW TO PARTICIPATE

This brochure summarizes the principal benefits and features of the plan. Participation in the plan is offered only by means of a prospectus which accompanies this brochure and which describes the plan in detail. You should be sure to read the prospectus before you decide whether to participate.

After reading the prospectus, simply complete and sign the enclosed Authorization Form and return it in the postage-paid envelope provided.

Your participation will begin with the next dividend payment, provided the form is received on or before the record date. Authorizations received after the record date will delay your participation until the following dividend.

Any questions concerning the Plan or requests for copies of the prospectus should be addressed to:

Commercial Bank Dividend Reinvestment Department

101 North Pine River Street
Ithaca, MI  48847

Telephone inquiries may be made to the bank at
(517) 875-4144.

                          COMMERCIAL NATIONAL FINANCIAL
                                   CORPORATION






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                                   SHAREHOLDER
                                    BENEFITS


*You can increase your holdings of Commercial National Financial Corporation common stock with no brokerage fees or service charges.

*All your purchases will be entitled to a 5% discount off the current market price, enabling you to accumulate shares at a savings only available to shareholders.

*Your increased holdings generate additional dividend income.

*Your dividends go directly to Commercial Bank who acts as agent under the Plan. These dividends are fully invested because the Plan allows fractions of shares to be credited to your account.

*Your personal record keeping is simplified by a detailed account statement sent to you quarterly.

*You may join the Plan or terminate participation at any time. The Plan is entirely voluntary.

HOW THE PLAN WORKS

1. The Plan is offered only by means of a prospectus through the Corporation's Stock Transfer Agent, Commercial Bank. It will make stock purchases for you in accordance with the Plan.
2. Once you have completed, signed, and returned the enclosed Authorization Form, reinvestment of your dividends is automatic. Commercial Bank, as you agent, will receive all dividends on both the shares you hold directly and those acquired for you through the Plan. Dividends will be used to purchase Commercial National Financial Corporation common stock at the market price less a 5% discount.
3. If the total of your dividends is not large enough to buy a full additional share, your account will be credited with a fractional share, computed to four decimal places.
4. For your convenience, Commercial Bank will hold in safekeeping the shares it has purchased for you. However, upon your written request, Commercial Bank will issue to you, at any time and without charge, certificates for the full shares acquired for you through the Plan.
5. You will receive a detailed statement of your account quarterly, showing total dividends, shares purchased, and total shares held in your name.
6. You may terminate your participation in the Plan at any time by notifying Commercial Bank in writing; however, your request to terminate or withdraw shares must be received at least 10 days before the record date for a dividend or it will not become effective until after that dividend has been paid and reinvested. Upon termination, all whole shares credited to your account and cash payment for any fractional share will be sent to you. You may rejoin the Plan again at any time. If you so elect, Commercial Bank will sell your shares and forward the proceeds, less brokerage commissions, directly to you.
7. The Corporation reserves the right to amend, suspend, modify, or terminate the Plan at any time. You will receive written notice of any such action.
8. You can vote all the shares held for you by Commercial Bank in your dividend reinvestment account. Commercial Bank will forward proxy materials and voting instructions to you prior to any shareholder meeting.